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                                                                      Exhibit 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS



          We consent to the incorporation by reference in the registration statements of Cabletron Systems, Inc. ("Cabletron") on Forms S-8 (File No. 33-31572 as filed on October 13, 1989, 33-42490 as filed on August 29, 1991, 33-
50454 as filed on August 4, 1992, 33-96058 as filed on August 18, 1995, 333-
09029 as filed on July 26, 1996, 333-09403 as filed on August 1, 1996 and as amended November 11, 1996, 333-17557 as filed on December 12, 1996 and 333-21391 as filed on February 7, 1997) of our report, which includes an explanatory paragraph, dated February 19, 1998, on our audit of the Statement of Assets Sold and Statement of Revenue and Direct Operating Expenses (the "Statements") of the Network Products Business of Digital Equipment Corporation (the "Business"), which report is included in the current report on Form 8-K/A. The explanatory paragraph states that the Statements were prepared to present the assets sold by the Business to Cabletron and the revenue and direct operating expenses of the Business and are not intended to be a complete presentation of the Business' financial position or results of operations.



                                                      COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
March 3, 1998